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                                      MASSACHUSETTS ELECTRIC COMPANY
                             Computation of Ratio of Earnings to Fixed Charges
                                              (SEC Coverage)
                                                (Unaudited)
                                   12 Months
                                     Ended
                                March 31, 1995                Years Ended December 31,
                                    Actual  -------------------------------------------------------------
                                  (Unaudited)   1994        1993        1992       1991        1990
                                --------------  ----        ----        ----       ----        ----
                                                                   (In Thousands)
Net Income                         $30,280    $34,726     $23,779     $34,905    $25,243     $35,192
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Add income taxes and fixed charges
- ----------------------------------
  Current federal income taxes      (7,621)    (6,762)      5,606       3,977      8,568      14,681
  Deferred federal income taxes     23,410     24,932       3,430      13,451      3,889       1,044
  Investment tax credits - net      (1,204)    (1,228)     (1,228)     (1,228)    (1,194)     (1,225)
  Massachusetts franchise tax        4,230      4,681       3,348       3,858      2,920       3,765
  Interest on long-term debt        22,069     20,967      23,403      21,910     20,157      20,626
  Interest on short-term debt and other7,840    6,366       3,638       3,657      3,643       3,090
                                   -------    -------     -------     -------    -------     -------

Net earnings available for fixed charges$79,004$83,682    $61,976     $80,530    $63,226     $77,173
                                   -------    -------     -------     -------    -------     -------

Fixed charges:
  Interest on long-term debt       $22,069    $20,967     $23,403     $21,910    $20,157     $20,626
  Interest on short-term debt and other7,840    6,366       3,638       3,657      3,643       3,090
                                   -------    -------     -------     -------    -------     -------
     Total fixed charges           $29,909    $27,333     $27,041     $25,567    $23,800     $23,716
                                   =======    =======     =======     =======    =======     =======

Ratio of earnings to fixed charges    2.64       3.06        2.29        3.15       2.66        3.25
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